Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Connie Kao
Group Vice President, Investor & Media Relations
(925) 965-4668
connie.kao@ros.com

ROSS STORES APPOINTS ADAM ORVOS
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Dublin, California, September 29, 2021 -- Ross Stores, Inc. (NASDAQ: ROST) announced today that Adam Orvos, currently Group Senior Vice President, Supply Chain Administration, is being promoted to Executive Vice President and Chief Financial Officer effective October 1, 2021. In his new role, Mr. Orvos will be responsible for the Company’s accounting, treasury, financial planning, tax, corporate social responsibility, and investor relations functions. As CFO, he will report to Michael Hartshorn, Group President and Chief Operating Officer.

Mr. Orvos joined Ross Stores in January 2021 as Group Senior Vice President, Supply Chain Administration. His 34 years of broad-based retail management experience includes serving as Chief Financial Officer for Neiman Marcus, Belk Department Stores, and the Foley’s Division of The May Department Stores Company. He has also held senior executive roles at Lowe’s and Total Wine & More.

Barbara Rentler, Chief Executive Officer, commented, “Adam is a talented senior executive who brings numerous years of financial leadership and a broad operational background to his new position of CFO for Ross. We are confident that his proven financial management experience, business acumen, and deep understanding of the retail industry will be valuable assets as he assumes this important role for the Company.”

ROSS STORES, INC.	5130 Hacienda Drive, Dublin, CA 94568	(925) 965-4400

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2020 revenues of $12.5 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,611 locations in 40 states, the District of Columbia, and Guam as of July 31, 2021. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 285 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day as of July 31, 2021. Additional information is available at www.rossstores.com.